AGENCY AGREEMENT

THIS AGREEMENT made the 13th day of June, 2013, and effective as of December 9, 2013, by and between CLOUGH GLOBAL EQUITY FUND, a statutory trust existing under the laws of the State of Delaware, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Fund”), and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, the Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, the Fund will provide DST the following documents:

A.	A certified copy of the resolutions of the Board of Trustees, as appropriate, of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement and designating certain persons to give written instructions and requests to DST on behalf of the Fund pursuant to this Agreement;

B.	A certified copy of the Amended and Restated Agreement and Declaration of Trust of the Fund (the “Declaration of Trust”) and all amendments thereto;

C.	A certified copy of the Bylaws of the Fund;

D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

E.	Specimens of all forms of outstanding share certificates, if any, in the forms approved by the Board of Trustees of the Fund with a certificate of the Secretary/Clerk of the Fund, evidencing such approval.

F.	Specimens of the signatures of the officers of the Fund authorized to sign certificates for shares of beneficial interest of the Fund (“shares”), if any, and individuals authorized to sign written instructions and requests;

G.	An opinion of counsel for the Fund (who may be the Fund’s General Counsel) with respect to:

(1)	The Fund’s organization and existence under the laws of its state of organization,

Copyright 1995 DST Systems, Inc.

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(2)	The status of all shares of the Fund covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute, and

(3)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

H.	For this Section 1, a certificate from the Fund’s Secretary or Chief Financial Officer is acceptable.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.	It is duly qualified to carry on its business in the State of Missouri.

C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.	It is registered as a transfer agent under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

G.	It is accepted by The Depository Trust Company (“DTC”) as a limited participant in the DTC Direct Registration System (“DRS”). In this regard, DST will participate in DTC’s Fast Automated Securities Transfer (“FAST”) program, provide a “direct mail by agent” (or DMA) function as mandated by DTC in connection with DRS participation; will undergo sufficient training regarding DRS and DTC’s Profile Modification System (“Profile”); and will participate in DTC’s Profile Surety Program as a prerequisite to initiating Profile transactions.

H.	For so long as this Agreement remains in full force and effect DST will maintain an electronic interface with DTC.

I.	DST will add the Fund to the FAST program and Profile through DTC and will make the Fund’s shares DRS eligible as soon as reasonably practicably, and, except for the Fund’s responsibility to ensure that (i) the Fund’s governing documents permit the issuance of uncertificated shares, (ii) the Fund’s Board of Trustees has authorized the issuance of uncertificated shares, and (iii) all associated tax reporting requirements are complied with, will maintain the Fund’s eligibility to participate therein, in accordance with all applicable DTC requirements and SEC rules and regulations, including, without limitation, by mailing or otherwise making available to a securityholder (i) a securityholder transaction advice or statement within three (3) business days of each DRS account transaction that affects the securityholders’ position or more often as required by SEC regulations; and (ii) DRS book entry statements to registered owners at least annually or more often as required by SEC regulations.
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3.	Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that:

A.	It is a trust duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.

B.	It is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.	All requisite steps have been and will at all times material hereto continue to be taken to qualify the Fund’s shares for sale in all applicable states and such qualification will be effective at all times shares are offered for sale in such state. All shares issued and outstanding as of the date of this Agreement were issued pursuant to an effective registration statement under the 1933 Act or were exempt or were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act. Any shares issued after the date hereof will be issued pursuant to an effective registration statement under the 1933 Act, unless in each case such shares or transaction is exempt from the registration requirements of the 1933 Act.

D.	Each offer to sell or sale of shares of the Fund by the Fund or its agents in each state in which a share is offered for sale or sold will be made in material compliance with all applicable laws.

E.	The Fund is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

F.	Under the Declaration of Trust, the Fund is authorized to issue an unlimited amount of shares.

4.	Scope of Appointment.

A.	Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.
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C.	The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.

D.	DST, utilizing TA2000™, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as Transfer Agent and Dividend Disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning as applicable), repurchasing, redeeming, transferring and canceling shares (as applicable) upon receipt of appropriate documentation; (ii) maintaining and recording on the TA2000 System the appropriate number of shares for the appropriate securityholder accounts; (iii) maintaining and providing transaction journals; (iv) preparing securityholder meeting lists for use in connection with annual and other meetings of securityholders and certifying a copy of such list; (v) transmitting securityholder reports, prospectuses and other Fund documents to securityholders and other parties in accordance with instructions; (vi) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all securityholders; (vii) disbursing income dividends and capital gains and other distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (viii) providing or making available online daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (ix) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions in the Fund shares; (xi) receiving correspondence pertaining to any former, existing or new securityholder accounts, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; transmitting to dealers confirmations of wire order trades; transmitting copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; and (xi) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding payments on TA2000.

E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (ii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required (the “Exception Services”).
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F.	DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions or, as applicable, the prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.	The provisions of this Section 4.G that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that - to the extent that DST provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(v) - it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(v)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.
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5.	Limit of Authority.

Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of DST as Transfer Agent for the Fund hereunder will be construed to cover the full amount of the Fund’s issued and unissued shares of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time. In case of such reduction or increase the Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Fund increasing the authority of DST;

B.	A certified copy of the amendment to the Declaration of Trust or By-Laws of the Fund authorizing the increase of shares (if such amendment is required under such governing documents of the Fund);

C.	Prior to the issuance of any additional shares after the date hereof, the Fund will deliver to DST:

(1)          A certified copy of the order or consent of any and all governmental or regulatory authorities required by law to consent to the issuance of the increased shares, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

(2)	An opinion of counsel for the Fund stating:

(a) The status of the additional shares of the Fund under the 1933 Act, and any other applicable federal or state statute; and

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(b) That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.	Compensation and Expenses.

A.	In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements (“Compensation and Expenses”) incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and DST, a copy of which is attached hereto as Exhibit A. If the Fund has not disputed and has not paid such Compensation and Expenses to DST by the Due Date (or Revised Due Date, if applicable), as those terms are defined below, DST may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.	The Fund also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, Fund counsel fees, outside printing and mailing firms (including DST Output, LLC), magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, and transmission of statement data for remote printing or processing. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.
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C.	Amounts due hereunder not disputed in good faith shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any undisputed amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which the parties agree, in good faith, on the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:

(1)	[Reserved];

(2)	DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice to the Fund, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)	DST may charge for additional features of TA2000 that are used by the Fund which features are not consistent with the Fund’s current processing requirements; and

(4)	In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.
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If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund’s allocable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.	Operation of DST.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.	That entries in DST’s records, and in the Fund’s records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s distributor, manager or principal underwriter, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;

B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Fund’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution payments in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;

D.	That Fund share transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;

E.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, share transactions and securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund and the rejection of orders or instructions not in good order in accordance with the prospectus (as applicable) or the Procedures; and
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F.	The maintenance of customary records in connection with its agency, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, for the periods required by Rule 31a-2 under the 1940 Act.

8.	Indemnification.

A.	DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act, provided that any change to the Procedures made after the date of this Agreement does not materially reduce or otherwise adversely alter the nature, quantity or quality of services to be provided by DST under this Agreement.

B.	DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability (“Adverse Consequences”) which may be asserted against DST or for which DST may be held to be liable, arising out of or attributable to (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification):

(1)	All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification and provided further that DST has acted or omitted to act in good faith and without negligence;

(2)	The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(3)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its principal underwriter or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;
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(4)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(5)	The Fund’s errors and mistakes in its use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(6)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(7)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and

(8)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.	DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST’s refusal or failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s breach of any representation or warranty of DST hereunder; provided, however, that DST’s cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the six (6) months immediately preceding the event giving rise to DST’s liability.

D.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.
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E.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.
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9.	Certain Covenants of DST and the Fund.

A.	All requisite steps will be taken by the Fund from time to time when and as necessary to qualify the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require qualification. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such qualification or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

B.	DST hereby agrees to perform such services and functions as are set forth herein and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of paper forms and documentation, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such documents and devices, and to carry commercially reasonable insurance.

C.	DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Fund and will be preserved at least for the periods required by the 1940 Act and will be surrendered promptly to the Fund on request.

D.	DST agrees to furnish the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants.

E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve.

F.	DST will permit the Fund and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreements) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours. DST will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination relates to DST’s performance of services under this Agreement. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.” Any reasonable costs imposed on DST by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund.
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10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the form of share certificates (if any), DST will issue or register certificates in the new form, if any, in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving:

A.	Written instructions from an officer of the Fund;

B.	Certified copy of the amendment to the Declaration of Trust or other document effecting the change;

C.	Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the shares in the new form, and an opinion of counsel that the order or consent of no other government or regulatory authority is required;

D.	Specimens of the new certificates in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval;

E.	Opinion of counsel for the Fund stating:

(1)	The status of the shares of the Fund in the new form under the 1933 Act, and any other applicable federal or state statute; and

(2)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

11.	Death, Resignation or Removal of Signing Officer.

The Fund will promptly provide DST written notice of any change in the officers authorized to written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

12.	Future Amendments of Declaration and Bylaws, as appropriate.

The Fund will promptly provide DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

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13.	Instructions. Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may, with the approval of a Fund officer, consult with legal counsel for the Fund or in the event the Fund is unresponsive, to DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith and without negligence in reliance upon such instructions or upon the opinion of Fund counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(v), DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it reasonably believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. It will also be protected in recognizing share certificates (if any) which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former Transfer Agent or Registrar, or of a co-Transfer Agent or co-Registrar.

14.	Force Majeure and Disaster Recovery Plans.

A.	Neither party shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to such party’s reasonable control which prevents or hinders such party’s performance hereunder. The foregoing shall not relieve DST of its obligations to establish and maintain the business contingency plan discussed in Sections 14. B and 14.C below.

B.	Provided the Fund is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Fund in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.
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C.	DST also currently maintains and shall continue to maintain, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is and will continue to be also covered in DST’s Business Contingency Plan.

15.	Certification of Documents.

The required copy of the Declaration of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Declaration of Trust and amendments are required by law to be also filed with a county, city or other office or official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the shares (if any) will be certified by the Secretary or Clerk of such governmental or regulatory authority, under any proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund.

16.	Records.

DST will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to Rule 31a-1 under the 1940 Act for the periods required by Rule 31a-2 under the 1940 Act. Without limiting the foregoing, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

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A.	Annual Purges by August 31: DST and the Fund shall mutually agree upon a date (the “Purge Date”) for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.	Purge Criteria: In order to avoid the Closed Account fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts), if any, must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

17.	Disposition of Books, Records, and Canceled Certificates (if any).

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, and share certificates (if any) which have been canceled in transfer or otherwise, upon the understanding that such books, documents, records, and any such share certificates will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Any such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld).

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18.	Provisions Relating to DST as Transfer Agent.

A.	DST will make original issues of shares or, if shares are certificated, share certificates, upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, an opinion of counsel as outlined in subparagraph l.F. of this Agreement, any documents required by Sections 5.C. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.

B.	The Fund will furnish DST such evidence as may be reasonably required by DST to show the actual value of the shares. If no taxes are payable, DST will be furnished with an opinion of outside counsel to that effect.

C.	Shares will be transferred and, if shares are certificated, new certificates issued in transfer, or shares accepted for repurchase, redemption or liquidation (as applicable) and funds remitted therefor, or book entry transfer be effected, upon surrender of the old certificates in form (if any) or receipt by DST of instructions deemed by DST properly endorsed for transfer or other share transaction accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or other transaction. DST reserves the right to refuse to transfer, sell, repurchase, redeem or liquidate shares (as applicable) until it is satisfied that the endorsement or signature on the certificate (if any) or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer, sell, redeem, repurchase or liquidate shares (as applicable) until it is satisfied that the requested share transaction is legally authorized, and it will incur no liability for the refusal in good faith to make such transactions which, in its judgment, are improper or unauthorized. DST may, in effecting such share transactions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST, the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of security holder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

D.	When mail is used for delivery of share certificates (if any), DST will forward any such share certificates in “nonnegotiable” form by first class or registered mail and share certificates in “negotiable” form by registered mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by DST.
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E.	DST will issue and mail any subscription warrants, certificates (if any) representing share dividends or split ups, or act as conversion agent upon receiving written instructions from any officer of the Fund and such other documents as DST deems necessary.

F.	DST will issue, transfer, and split up certificates (if any) and will issue certificates (if any) representing full shares upon surrender of scrip certificates aggregating one full share or more when presented to DST for that purpose upon receiving written instructions from an officer of the Fund and such other documents as DST may deem reasonably necessary.

G.	If the Fund issues shares in certificated form, DST may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken upon receiving instructions from the Fund and indemnity satisfactory to DST and the Fund, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Such instructions from the Fund will be in such form as will be approved by the Board of Trustees of the Fund and will be in accordance with the provisions of law and the bylaws of the Fund governing such matter.

H.	DST will supply a securityholders list to the Fund for its annual meeting upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund.

I.	Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail (or otherwise transmit) notices to securityholders.

J.	In case of any request or demand for the inspection of the share books of the Fund or any other books in the possession of DST by a securityholder, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

K.	DST agrees to promptly furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of the report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

L.	(1)	DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, U.S. sanctions laws and regulations issued by the Office of Foreign Assets Control (“OFAC”), Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, 1933 Act, 1934 Act, and 1940 Act, including, inter alia, Rule 38a-l, each as applicable, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Fund with written notice of any such changes.
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(2)	DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time (subject to Section 9.G hereof), which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation.

(4)	DST shall promptly provide the Fund’s Chief Compliance Officer (“CCO”), upon request, copies of its policies and procedures for compliance by DST with the Federal Securities Laws as defined in Rule 38a-1 under the Investment Company Act (as they relate to the activities contemplated by Agreement) and promptly provide the CCO with copies of any material changes to those policies and procedures, including changes to the Compliance + Program. DST shall cooperate with the CCO to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-l to review, evaluate and report to the Fund’s Board of Trustees on the operation of DST’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-l(e)(2). At least annually, DST shall provide a certification to the CCO to the effect that DST has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by DST with the Federal Securities Laws, as they relate to the activities contemplated by Agreement as well DST’s assistance to the Fund to assist it to comply with certain of its obligations under Federal Securities Laws, as specifically provided in this 18.L above.
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M.	In connection with the enactment of the Red Flags Regulations (the “Regulations”) promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, to the extent applicable to the Fund:

(1)	DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of the Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the “Identity Theft Program”), a current copy of which has hitherto been made available to Fund. These business processes are set forth in the Identity Theft Program. DST: (a) reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function and (b) shall provide Fund with written notice of any such changes thereto.

(2)	DST shall: (i) perform the procedures set forth in the Identity Theft Program as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program, and (iii) provide the Fund with written notice of any material changes made to the Identity Theft Program.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section 18.M. and in the Identity Theft Program and any obligations under the Regulations that DST has not agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Fund.
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(4)	With respect to the Identity Theft Program, DST will permit the Fund, its designated representatives and duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve Fund, to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program, and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by Fund.

N.	DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 19.D. of this Agreement.

19.	Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with Fund share transactions).

A.	DST will, at the request and expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size reasonably convenient for use by DST.

B.	If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the request and expense of the Fund.

C.	If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST (which shall not be unreasonably withheld). If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

D.	DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution that is qualified under Section 17(f) of the 1940 Act to serve as a custodian of the assets of a registered management investment company (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund’s shares, transfers of Fund shares, sales of Fund shares, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.
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E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

20.	Assumption of Duties By the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of transfer agent and dividend disbursing agent as those terms are referred to in Section 4.D. of this Agreement, including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.
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B.	To the extent the Fund or its designated agent assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

21.	Termination of Agreement.

A.	This Agreement shall be in effect for an initial period of three (3) years (the “Initial Term”) and thereafter may be terminated by either party as of the last day of the then current term by the giving to the other party of at least 120 days’ prior written notice, provided, however, that the effective date of any termination (other than termination pursuant to B below) shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least 120 days prior to the end of the then current term, this Agreement shall automatically extend for a new term equivalent to the same number of years as the Initial Term unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 21.B.

B.	In addition to the termination rights set out in A above, each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(2)	A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party; or

(3)	Failure by the Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.

C.	In the event of termination, the Fund will promptly pay DST all undisputed amounts due to DST hereunder and DST will promptly: transfer the records of the Fund to the designated successor transfer agent, provide reasonable assistance to the Fund and its designated successor transfer agent, and provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.
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22.	Confidentiality.

A.	DST agrees that, except as provided in the last sentence of Section 19.J. hereof, or as otherwise required by law, DST will keep confidential all records of, and information in its possession relating to, the Fund or its securityholders or securityholder accounts (“Fund Confidential Information”) and will not disclose the same to any person not an affiliate of DST, except as required by applicable law, as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Fund. DST acknowledges that any unauthorized use, misuse, disclosure or taking of Fund Confidential Information may be subject to civil liabilities and criminal penalties under applicable law. DST will advise all of its employees and agents who have access to any Fund Confidential Information or to any computer equipment capable of accessing Fund Confidential Information of the foregoing. DST acknowledges that disclosure of Fund Confidential Information may give rise to an irreparable injury to the Fund and its securityholders inadequately compensable in damages. Accordingly, the Fund may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and DST consents to the obtaining of such injunctive relief.

B.	The Fund agrees to keep confidential all financial statements and other financial records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST or as required by law.

C.	(1)	The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Fund’s access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information.
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(2)	The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing..

(3)	The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Fund or DST Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

D.	Notwithstanding any other provision of this Agreement, nothing herein contained shall be deemed to prevent the disclosure of any Party’s Confidential Information if such disclosure is required by court order, or if such disclosure is required by applicable law or the rules and regulations of any administrative or governmental agency (a “Required Disclosure”); provided, however, in the event of any Required Disclosure, the Party required to disclose same shall immediately provide written notice to the other Party for purposes of challenging or disputing such Required Disclosure, all in such other Party’s sole and respective discretion.
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23.	Changes and Modifications.

A.	During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

C.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

24.	Third Party Vendors.

Nothing herein shall impose any duty upon either party in connection with or make either party liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if the party selected such company, such party shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

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25.	Limitations on Liability.

Notice is hereby given that a copy of the Fund’s Declaration of Trust and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or securityholder of the Fund individually.

26.	Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	[Reserved]

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
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H.	Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign wholly-owned subsidiary of DST (“Subcontractor”), provided that such Subcontractor is properly registered under the 1934 Act as a transfer agent (if such registration is required to provide the services subcontracted to it) and is otherwise qualified under all applicable law to perform the obligations assigned or subcontracted to it, and provided further that if such Subcontractor’s compliance policies or procedures or internal controls differ from those of DST, such assignment or subcontract shall not take effect unless and until the Fund approves such policies, procedures and controls as and to the extent contemplated by Rule 38a-l under the 1940 Act.

I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and an agent of the Fund for the purposes set forth herein, not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.
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M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Fund:

Clough Global Equity Fund

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Secretary

Facsimile No.: 303-623-7850

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained in this Agreement, the terms and provisions of this Agreement regarding DST’s maintenance and retention of records, Section 8 hereof, and this sentence shall survive the expiration, cancellation and termination of the Agreement and of the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTMES, INC.

By:	/s/ Thomas J. Schmidt
Title:	VP

CLOUGH GLOBAL EQUITY FUND

By:	/s/ Jeremy O. May
Title:	Treasurer

stddst-fsa closed end (Revised 11.16.12)

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EXHIBIT A, p.l

FULL SERVICE

FEE SCHEDULE

Summary of Services

The following services are provided for the Fund on TA2000 in accordance with the fees set forth above.

Distribution Center

•	Receipt and incoming mail
•	Remittance/Check Processing
•	Creation of electronic images for all paper received
•	Scan all paper source documentation received from incoming mail into AWD
•	Index such documentation in accordance with written procedures

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•	Retain all original source documentation, which has been scanned into AWD, and then arrange for such documentation to be shipped to a long term storage facility by DST
•	Automated distribution of work based on assigned priority

Transaction Processing

•	New account establishment
•	Account maintenance
•	Open Market Share Buy events as part of a Dividend Reinvestment Plan
•	Open Market Share Buy events as part of a Voluntary Purchase Plan
•	Open Market Share Sell events as allowed by the Fund
•	Account Correction/Adjustments
•	Direct account transfers
•	Critical Report Monitoring (SEC and Corporate guidelines)

Control Functions

•	Input of daily prices for either NAV or closing market price
•	Processing of dividend and capital gain and other distributions
•	Daily reconciliation of bank accounts
•	Daily cash and share control and reconciliation
•	Outgoing wire release
•	Fund audit confirmations
•	Manual checks
•	Conversion/merger balancing
•	Issuance of liquidation, repurchase, redemption, dividend/distribution, and replacement checks/payments (as applicable)
•	Nightly audit review

Closed-End Fund Processing/DRS Agent

•	Daily registrar reconciliation
•	Daily control balancing between the Fund, the Fund’s custodian and DST
•	Timely and accurate reporting to Investment Accounting
•	Distribution processing
•	Open Market Share Buy event or Creation of Original Issuance shares as part of Dividend Reinvestment Plan
•	Allocation of Discount Income amounts
•	Open Market Share Buy events as part of a Voluntary Purchase Plan
•	Open Market Share Sell events as allowed by the Fund
•	Transaction processing
•	Tracking of Fund Treasury Shares
•	DTC processing for Direct Registration System (DRS)
•	DTC FAST Agent activities and balancing
•	Participation in Fund-initiated Rights Offering or Tender Offer events
•	Participation in proxy solicitation for annual securityholder meeting

Shareholder Servicing

•	Correspondence
•	Incoming and Outgoing Phone calls

Year-End Processing

•	IRS reporting

AML/CIP/Compliance

Production Support and Service

•	Issue resolution
•	AWD workflow management
•	DST Systems Management
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•	Fund set-up and change management
•	Business continuation and disaster recovery
•	System enhancement testing

Bank Match Programs

•	State filings

Abandoned Property

•	Provide escheatment services pursuant to State Law and otherwise report unclaimed property of lost securityholders to each state in compliance with Rule 17Ad-17, other applicable law and the Procedures

Lost Security Holder Searches

•	Search for lost securityholders in accordance with the Procedures and Rule 17Ad-17
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EXHIBIT B

AUTHORIZED PERSONNEL

Pursuant to Section 8.A. of the Agency Agreement between Clough Global Equity Fund (the “Fund”) and DST Systems, Inc. (“DST” and such agreement, the “Agreement”), the Fund authorizes the following personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

Ned Burke	President
Jeremy May	Treasurer
Erin Nelson	Secretary
Jill Kerschen	Assistant Treasurer

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement

ACKNOWLEDGMENT OF RECEIPT:

DST SYSTEMS, INC.		CLOUGH GLOBAL EQUITY FUND

By:	/s/ Thomas J. Schmidt	By:	/s/ Jeremy O. May

Name:	Thomas J. Schmidt	Name:	Jeremy O. May

Title:	Vice President	Title:	Treasurer

Date:	10-01-2013	Date:	6-13-13
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